Exhibit 15.1

Washington Trust Bancorp, Inc.
Letter regarding unaudited interim financial information

To the Board of Directors and Shareholders of
Washington Trust Bancorp, Inc.:

Re: Registration Statement No. 333-XXXXX

With respect to the subject Registration Statement, we acknowledge our awareness of the use therein of our reports dated August 8, 2008 and May 6, 2008 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered a part of a registration statement prepared or certified by an Independent Registered Public Accounting Firm, or a report prepared or certified by an Independent Registered Public Accounting Firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Providence, Rhode Island
October 20, 2008